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                                                                     EXHIBIT 8.2

                    [LETTERHEAD OF THACHER PROFFITT & WOOD]

                  FORM OF THACHER PROFFITT & WOOD TAX OPINION

                                                                January 11, 2000

JSB Financial, Inc,
303 Merrick Road
Lynbrook, New York 11563

         Merger of JSB Financial, Inc.
         into North Fork Bancorporation, Inc.

Ladies and Gentlemen
     You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of JSB Financial, Inc. ("JSB"), a Delaware corporation and sole shareholder of Jamaica Savings Bank FSB ("JSB Bank"), with and into North Fork Bancorporation, Inc. ("NFB"), a Delaware corporation and sole shareholder of North Fork Bank ("NFB Bank"). The Merger will be effected pursuant to the Amended & Restated Agreement and Plan of Merger, dated as of August 16, 1999, by and between JSB and NFB (the "Agreement"). The Merger and related transactions are described in the Joint Proxy Statement-Prospectus (the "Proxy Statement") included in NFB's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Agreement or in the Proxy Statement.

     In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and of such corporate records of NFB and JSB as we have deemed appropriate. We have also relied, without independent verification, upon the January 11, 2000 letter of NFB and the January 11, 2000 letter of JSB to Thacher Proffitt & Wood containing certain tax representations. We have assumed the absence of changes at the Effective Time of facts existing on the date of the filing of the Registration Statement, that the parties will act, and that the Merger will be effected, in accordance with the Agreement, and that the representations made by NFB and JSB in the foregoing letters are true, correct and complete, and will be true, correct and complete at the Effective Time, without regard to any qualification as to knowledge or belief. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     Based on and subject to the foregoing, and subject to the assumptions and qualifications set forth in the Registration Statement, it is our opinion that, for Federal income tax purposes, under current law, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and, accordingly:

          (1) no gain or loss will be recognized by NFB or JSB as a result of the Merger;

          (2) no gain or loss will be recognized by a holder of JSB Common Stock who exchanges all of such holder's shares of JSB Common Stock solely for shares of NFB Common Stock in the Merger, except to the extent of any cash received by such holder in lieu of a fractional share of NFB Common Stock;

          (3) the aggregate tax basis of the shares of NFB Common Stock received by a holder of JSB Common Stock who exchanges all of such holder's shares of JSB Common Stock for shares of NFB Common Stock in the Merger will be the same as the aggregate tax basis of the shares of JSB Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share of NFB Common Stock for which cash if received;

          (4) the holding period of the shares of NFB Common Stock received by a holder of JSB Common Stock in the Merger will include the holding period of the shares of JSB Common Stock surrendered in exchange therefor; and
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          (5) a holder of JSB Common Stock who receives cash in lieu of a fractional share of NFB Common Stock should recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's tax basis of the shares of JSB Common Stock allocable to the fractional share; such gain or loss will be long-term capital gain or loss if such holder's holding period in the shares of JSB Common Stock exchanged for cash in lieu of a fractional share of NFB Common Stock is more than one year at the Effective Time.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Agreement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the headings "The Merger/Material Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Proxy Statement.
                                          Very truly yours,
                                          Thacher Proffitt & Wood

                                          By: /s/ AL CARDINALE
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